EX-99.12(A)

Opinion and Consent of George W. Madison

Teachers Insurance and Annuity Association College Retirement Equities Fund 730 Third Avenue New York, NY 10017-3206 212 490-9000 800 842-2733	George W. Madison Executive Vice President and General Counsel (212) 916-4750 April 29, 2005

The Management Committee

TIAA Separate Account VA-1

730 Third Avenue

New York, New York 10017-3206

Dear Committee Members:

This opinion is furnished in connection with the filing by TIAA Separate Account VA-1 (the “Separate Account”) of Post-Effective Amendment No. 11 to the Registration Statement (File Nos. 33-79124 and 811-8520) on Form N-3 under the Securities Act of 1933 for certain individual variable annuity contracts (the “Contracts”) offered and funded by the Separate Account. The Registration Statement covers an indefinite amount of securities in the form of interests in the Contracts.

I have examined the Charter, Bylaws and other corporate records of Teachers Insurance and Annuity Association of America (“TIAA”), the Plan of Operations and other organizational records of the Separate Account, and the relevant statutes and regulations of the State of New York. On the basis of such examination, it is my opinion that:

1. TIAA is a life insurance company duly organized and validly existing under the laws of the State of New York.

2. The Separate Account is a “separate account” of TIAA within the meaning of Section 4240 of the New York Insurance Law, duly established by a resolution of TIAA’s Board of Directors and validly existing under the laws of the State of New York.

3. To the extent New York State law governs, the Contracts have been duly authorized by TIAA and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Sincerely,

/s/ George W. Madison
Executive Vice President and General Counsel